Exhibit 99.1

Energy Recovery Announces Chief Executive Officer Transition

SAN LEANDRO, Calif., January 12, 2015 — Energy Recovery Inc. (NASDAQ: ERII) , the leader in pressure energy technology for industrial fluid flows, announced today that as part of its continuing diversification, Mr. Thomas S. Rooney, Jr. will be resigning as Chief Executive Officer to facilitate a transition during which the Company will identify and appoint a successor to further lead the Company’s efforts in the oil and gas industry while continuing to strengthen its market leading position in desalination. The Company's Board of Directors will actively seek a Chief Executive Officer in the coming weeks and will keep investors apprised of its progress.

Mr. Rooney stated, “Over the past four years Energy Recovery has developed three new and highly-innovative technologies specifically designed for the oil & gas industry, which have both diversified the Company’s operations and set it on a path for future growth. We believe it is in the best interest of our Company and our shareholders to now bring in an executive with considerable expertise in the oil and gas industry, with necessary acumen and industry connections to maximize our potential. I’m excited about the future prospects of Energy Recovery and will work closely with the Board over the next several months to ensure a smooth and orderly CEO transition.”

Hans Peter Michelet, Chairman of the Board of Directors stated, “Tom has been instrumental in our diversification into fluid flows other than in desalination. During his tenure not only has the company maintained its commanding position in SWRO but introduced new products to reduce energy consumption and energy waste across multiple industries. We truly appreciate Tom’s contributions in positioning ERI at the forefront of a new commercial dawn. We are pleased that Energy Recovery has a deep group of committed and experienced professionals that will continue to move the Company in the right direction during this transition”.

About Energy Recovery

Energy Recovery Inc. (NASDAQ: ERII) technology harvests power from high-pressure fluid flows and pressure cycles.  Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and other industries more profitable and environmentally sustainable.  With over 14,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe.  Year after year, the company’s clean technologies save clients over $1.2 Billion (USD) in energy costs.  Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai.

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